Exhibit 12(b)

                          TUCSON ELECTRIC POWER COMPANY
                Computation of Ratio of Earnings to Fixed Charges



                                          3 Months       12 Months |                12 Months Ended
                                            Ended         Ended    |
                                       ---------------------------------------------------------------------------
                                           Jun. 30       Jun. 30   |  Dec. 31, Dec. 31,  Dec. 31, Dec. 31, Dec. 31,
                                             2005          2005    |    2004     2003     2002      2001     2000
------------------------------------------------------------------------------------------------------------------
                                                                   |            - Thousands of Dollars -
FIXED CHARGES:                                                     |
  Interest on Long-Term Debt                $ 31,437      $ 65,543 | $ 71,743 $ 76,585 $ 65,620  $ 68,678 $ 75,076
  Other Interest (1)                           1,217         2,078 |    1,414    1,820      273       441      211
  Interest on Capital Lease Obligations       39,129        84,912 |   85,869   84,053   87,783    90,506   92,815
------------------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES                           71,783       152,533 |  159,026  162,458  153,676   159,625  168,102
                                                                   |
NET INCOME                                     7,458        34,773 |   46,127  128,913   55,390    77,778   52,762
                                                                   |
LESS:                                                              |
   Extraordinary Income & Accounting Change -                      |
       Net of Tax                                  -             - |        -   67,471        -       470        -
------------------------------------------------------------------------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS          7,458        34,773 |   46,127   61,442   55,390    77,308   52,762
                                                                   |
ADD (DEDUCT):                                                      |
  (Income) Losses from Equity Investees (2)      (30)         (119)|     (131)     (76)      17       700    1,543
  Income Taxes                                 6,789        24,690 |   34,815   21,090   36,434    57,545   27,610
  Total Fixed Charges                         71,783       152,533 |  159,026  162,458  153,676   159,625  168,102
------------------------------------------------------------------------------------------------------------------
                                                                   |
TOTAL EARNINGS BEFORE TAXES                                        |
AND FIXED CHARGES                           $ 86,000      $211,877 | $239,837 $244,914 $245,517  $295,178 $250,017
==================================================================================================================
                                                                   |
RATIO OF EARNINGS TO FIXED CHARGES             1.198         1.389 |    1.508    1.508    1.598     1.849    1.487

(1)  Excludes recognition of Allowance for Borrowed Funds Used During
     Construction.
(2)  Truepricing and Inncom (income) losses.